Exhibit 99.1

For Immediate News Release
October 27, 2014

AVALONBAY COMMUNITIES, INC. ANNOUNCES
THIRD QUARTER 2014 OPERATING RESULTS

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today Net Income Attributable to Common Stockholders for the quarter ended September 30, 2014 of $241,100,000. This resulted in Earnings per Share – diluted (“EPS”) of $1.83 for the three months ended September 30, 2014, compared to a loss of $0.08 per share for the comparable period of 2013. For the nine months ended September 30, 2014, EPS was $4.14 compared to EPS of $0.80 for the comparable period of 2013, an increase of 417.5%.

The increase in EPS for the three and nine months ended September 30, 2014 over the respective prior year periods is due primarily to (i) an increase in joint venture income resulting from the gains on sales of communities in various ventures, as well as from the Company’s promoted interests; (ii) increases in Net Operating Income (“NOI”) from newly developed and operating communities; (iii) losses on an interest rate contract in the prior year periods, not present in 2014; and (iv) a decrease in depreciation expense related to in-place leases acquired as part of the Archstone acquisition, as described in the Company’s first quarter 2013 earnings release dated April 30, 2013. The increase for the nine months ended September 30, 2014 is also attributable to a decrease in expensed acquisition costs related to the Archstone acquisition.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended September 30, 2014 increased 81.4% to $2.14 from $1.18 for the comparable period of 2013. FFO per share for the nine months ended September 30, 2014 increased 55.1% to $5.49 from $3.54 for the comparable period of 2013. FFO per share adjusted for non-routine items as detailed in the Definitions and Reconciliations of this release ("Core FFO" per share) increased by 6.1% to $1.73 and 9.5% to $5.05 for the three and nine months ended September 30, 2014, respectively, over the prior year periods.

The following table compares the Company’s actual results for FFO per share and Core FFO per share for the third quarter 2014 to its July 2014 outlook:

Third Quarter 2014 Results
Comparison to July 2014 Outlook

	Per Share
	FFO	Core FFO

Projected per share - July 2014 outlook (1)	$2.15	$1.72
Community NOI	0.03	0.03
Overhead and other	(0.02)	(0.02)
Joint venture income	(0.01)	0.01
CEP share issuance	$(0.01)	$(0.01)
Q3 2014 per share reported results	$2.14	$1.73

(1) Represents the mid-point of the Company's July 2014 outlook.

Commenting on the Company’s results, Tim Naughton, Chairman and CEO, said, "Our third quarter results were in-line with our expectations. Apartment fundamentals remain healthy across our markets, and support strong performance from our stabilized portfolio and continued value creation from our development platform."

Operating Results for the Quarter Ended September 30, 2014 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $30,222,000, or 7.5%, to $430,525,000.  This increase is primarily due to growth in revenue from development communities and growth in Established Community revenue noted below.

The Company updated its Established Communities portfolio, as of April 1, 2014, primarily to incorporate the stabilized assets acquired as part of the Archstone acquisition, which closed in February 2013. The Company's Established Communities' operating results for the three months ended September 30, 2014 include most of the stabilized operating communities acquired as part of the Archstone acquisition.

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

For Established Communities as of April 1, 2014, which includes 51,524 apartment homes, rental revenue increased 3.7% due to an increase in average rental rates. If the Company were to include planned, current and previously completed redevelopment communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 3.9%. Total revenue for Established Communities increased $12,191,000 to $336,452,000. Operating expenses for Established Communities increased $63,000, or 0.1%, to $102,927,000. Accordingly, NOI for Established Communities increased $12,128,000, or 5.5%, to $233,525,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the third quarter of 2014 compared to the third quarter of 2013:

Q3 2014 Compared to Q3 2013
Established Communities as of April 1, 2014 - 51,524 apartment homes
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex	NOI	NOI (1)
New England	2.5%	0.2%	(0.5)%	4.6%	14.6%
Metro NY/NJ	3.0%	0.3%	3.0%	3.9%	26.0%
Mid-Atlantic	(0.6)%	(0.5)%	1.5%	(2.2)%	15.9%
Pacific NW	5.7%	0.2%	(1.6)%	9.4%	4.8%
No. California	7.6%	0.1%	(4.4)%	12.2%	20.4%
So. California	4.1%	0.1%	(0.5)%	6.8%	18.3%
Total	3.7%	0.0%	0.1%	5.5%	100.0%
(1) Represents each region's % of total NOI from the Company, including discontinued operations.

Operating Results for the Nine Months Ended September 30, 2014 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $139,194,000, or 12.6%, to $1,244,986,000.  This increase is primarily attributable to communities acquired as part of the Archstone acquisition, new developments and growth in Established Community revenue noted below.

The Company's Established Communities' operating results for the nine months ended September 30, 2014 do not include any impact from communities acquired as part of the Archstone acquisition.

For Established Communities, which includes 37,137 apartment homes as determined at January 1, 2014, average rental rates increased 3.9%, and were partially offset by a decrease in Economic Occupancy of 0.2%, resulting in an increase in rental revenue of 3.7%. If the Company were to include planned, current and previously completed redevelopment communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 4.0%. Total revenue for Established Communities increased $26,206,000 to $726,503,000. Operating expenses for Established Communities increased $11,581,000, or 5.5%, to $220,808,000. Accordingly, NOI for

Established Communities increased $14,625,000, or 3.0%, to $505,695,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013:

YTD 2014 Compared to YTD 2013
Established Communities as of January 1, 2014 - 37,137 apartment homes
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex	NOI	NOI (1)
New England	3.0%	(0.6)%	5.5%	0.7%	14.7%
Metro NY/NJ	3.4%	(0.1)%	5.7%	2.4%	26.0%
Mid-Atlantic	(0.2)%	(0.5)%	5.9%	(3.3)%	16.1%
Pacific NW	6.3%	(0.5)%	4.5%	6.3%	4.8%
No. California	7.6%	0.2%	7.4%	7.8%	19.9%
So. California	4.5%	(0.3)%	3.5%	4.5%	18.5%
Total	3.9%	(0.2)%	5.5%	3.0%	100.0%
(1) Represents each region's % of total NOI from the Company, including discontinued operations.

Development Activity

During the three months ended September 30, 2014, the Company engaged in the following development activity:

The Company completed the development of eight communities:

•	Avalon Arlington North, located in Arlington, VA;

•	Avalon Dublin Station, located in Dublin, CA;

•	AVA 55 Ninth, located in San Francisco, CA;

•	Avalon Canton at Blue Hills, located in Canton, MA;

•	Memorial Heights Villages, located in Houston, TX;

•	Avalon Berkeley, located in Berkeley, CA;

•	Avalon at Stratford, located in Stratford, CT; and

•	Avalon North Point Lofts, located in Cambridge, MA, in which the Company has a 20% ownership interest.

These eight communities contain an aggregate of 1,595 apartment homes and were constructed for an aggregate Total Capital Cost of $466,100,000.

The Company started the construction of three communities: Avalon Framingham, located in Framingham, MA; Avalon Esterra Park, located in Redmond, WA; and Avalon North Station, located in Boston, MA. These communities will contain 1,165 apartment homes when completed and will be developed for an estimated Total Capital Cost of $438,600,000.

The Company acquired four land parcels for development, for an aggregate investment of $37,270,000. The Company has started, or anticipates starting, construction of apartment communities on these land parcels during the next 12 months.

The Company added two development rights. If developed as expected, these development rights will contain 566

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

apartment homes and will be developed for an estimated Total Capital Cost of $154,000,000.

The projected Total Capital Cost of overall development rights declined to $2.9 billion at September 30, 2014 from $3.2 billion at June 30, 2014 after giving effect to construction starts, the addition of new development rights, and adjustments to existing development rights.

 Disposition Activity

In September 2014, CVP I, LLC, the entity that owns Avalon Chrystie Place located in New York, NY containing 361 apartment homes and approximately 71,000 square feet of retail space, sold the community for $365,000,000. The Company owned a 20.0% interest in the entity, and its share of the gain in accordance with GAAP for the disposition was $50,478,000. In addition, the Company earned $57,489,000 for the Company's promoted interest in CVP I, LLC.

During the three months ended September 30, 2014, AvalonBay Value Added Fund, L.P. ("Fund I"), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 15.2%, sold its final apartment community containing 108 homes for $34,250,000. The Company's share of the total gain in accordance with GAAP was $345,000.

During the three months ended September 30, 2014, AvalonBay Value Added Fund II, L.P. ("Fund II"), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 31.3%, sold two communities containing an aggregate of 711 apartment homes for an aggregate sales price of $166,950,000. The Company's share of the total gain in accordance with GAAP was $21,624,000.

In conjunction with the disposition of these communities, the respective ventures repaid an aggregate of $198,961,000 of related secured indebtedness in advance of the scheduled maturity dates. This resulted in charges for prepayment penalties and a write off of deferred financing costs, of which the Company’s portion was approximately $2,339,000, and was reported as a reduction of Joint Venture Income.

Liquidity and Capital Markets

At September 30, 2014, the Company did not have any borrowings outstanding under its $1,300,000,000 unsecured credit facility, and had $535,692,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-EBITDA for the third quarter of 2014 was 5.2 times.

New Financing Activity

In August 2012, the Company commenced a third continuous equity program (“CEP III”), under which the Company may sell up to $750,000,000 of shares of its common stock from time to time during a 36-month period. During the three months ended September 30, 2014, the Company sold

650,579 shares at an average sales price of $153.68 per share ($151.37 per share net of offering fees and discounts), for net proceeds of $98,481,000. As of September 30, 2014, the Company had $346,304,000 remaining authorized for issuance under this program.

On September 9, 2014, based on a market closing price of $155.83 per share on that date, the Company entered into a forward contract to sell 4,500,000 shares of common stock for an initial forward price of $151.74 per share, net of offering fees and discounts. The sales price and proceeds achieved by the Company will be determined on the date or dates of settlement, with adjustments during the term of the contract for the Company’s dividends as well as for a daily interest factor that varies with changes in the Fed Funds rate. Settlement of the forward contract will occur on one or more dates not later than September 8, 2015.

Fourth Quarter and Updated Full Year 2014 Outlook

For the fourth quarter of 2014, the Company expects EPS in the range of $1.05 to $1.11 and expects Projected FFO per share in the range of $1.74 to $1.80. For the full year 2014, the Company expects EPS in the range of $5.19 to $5.25 and expects Projected FFO per share in the range of $7.23 to $7.29.

EPS and Projected FFO per share for the fourth quarter and full year 2014 are expected to be impacted by non-routine items. Adjusting for non-routine items as detailed in the Definitions and Reconciliations of this release, the Company expects Projected Core FFO per share for the fourth quarter of 2014 to be in the range of $1.73 to $1.79, and $6.78 to $6.84 for the full year 2014.

Fourth Quarter Conference Schedule

The Company is scheduled to participate in NAREIT’s REITWorld Conference in Atlanta, GA from November 5-7, 2014, and UBS’ Global Real Estate CEO/CFO Conference in London from December 2-3, 2014. During these conferences, Management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; portfolio strategy and other business and financial matters affecting the Company. Details on how to access related materials will be available on the Company’s website at http://www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on October 28, 2014 at 1:00 PM ET to review and answer questions about this release, its third quarter 2014 results, the Attachments (described below) and related matters. To participate on the call, dial 800-723-6575 domestically and 785-830-1997 internationally and use conference id: 1703289.

To hear a replay of the call, which will be available from October 28, 2014 at 6:00 PM ET to November 3, 2014 at 11:59 PM ET, dial 888-203-1112 domestically and 719-457-0820 internationally, and use conference id: 1703289. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

 The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

In addition to the Attachments, the Company provides a management letter and teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings before the market opens on October 28, 2014.

About AvalonBay Communities, Inc.

As of September 30, 2014, the Company owned or held a direct or indirect ownership interest in 274 apartment communities containing 82,333 apartment homes in eleven states and the District of Columbia, of which 27 communities were under construction and six communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States.  More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Director of Investor Relations at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and  construction costs and may delay and/or reduce the profitability of a community; debt and/or equity  financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our  lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; the expected proceeds from settlement of our equity forward contract are subject to adjustment for changes in the Fed Funds rate and the amount of dividends we pay on our common stock, and our receipt of settlement proceeds assumes that we will settle the equity forward contract by physical delivery. Additional discussions of risks and uncertainties that could cause actual results to differ materially  from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 under the heading  “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2014 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 17, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 17 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only definitions and reconciliations of the following non-GAAP financial measures:

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2014	2013	2014	2013

Net income (loss) attributable to common stockholders	$241,100	$(10,715)	$540,929	$100,929
Depreciation - real estate assets, including discontinued
operations and joint venture adjustments	113,558	164,756	334,177	476,202
Distributions to noncontrolling interests, including
discontinued operations	9	8	26	24
Gain on sale of unconsolidated entities holding previously
depreciated real estate assets	(72,446)	(688)	(72,897)	(11,512)
Gain on sale of previously depreciated real estate assets (1)	—	—	(84,682)	(118,173)

FFO attributable to common stockholders	$282,221	$153,361	$717,553	$447,470

Average shares outstanding - diluted	131,905,995	129,620,138	130,728,000	126,477,114

Earnings (loss) per share - diluted (2)	$1.83	$(0.08)	$4.14	$0.80

FFO per common share - diluted	$2.14	$1.18	$5.49	$3.54

(1) YTD 2014 includes the impact of the non-controlling interest portion of the gain on sale of community owned by Fund I that was consolidated for financial reporting purposes.

(2) Earnings (loss) per share - diluted for Q3 2013 determined using weighted average basic shares and participating units outstanding of 129,401,567.

Core FFO is the Company's FFO as adjusted for the non-routine items outlined in the following table (dollars in thousands):

	Q3	Q3	YTD	YTD
	2014	2013	2014	2013 (1)
FFO, actual	$282,221	$153,361	$717,553	$447,470

Non-Routine Items
Archstone and other acquisition costs	3	1,824	34	45,250
Joint venture (gains) losses and costs (2)	(54,768)	649	(60,824)	35,271
Loss on interest rate protection agreement	—	53,484	—	51,000
Write-off of development rights and retail assets (3)	—	—	2,564	—
Compensation plan redesign and severance related costs	360	1,775	660	4,725
Business interruption insurance proceeds	—	—	(587)	—
Early extinguishment of consolidated debt	—	—	412	—
Gain on sale of land	—	—	—	(240)

Core FFO	$227,816	$211,093	$659,812	$583,476

Core FFO per share	$1.73	$1.63	$5.05	$4.61

Average shares outstanding - diluted	131,905,995	129,620,138	130,728,000	126,477,114

(1) The Company issued unsecured notes and common stock for purposes of funding the Archstone acquisition in advance of closing the purchase.  This capital markets activity resulted in interest expense of $834 associated with the unsecured notes, and incremental weighted average shares of the Company’s common stock outstanding of 3,664,835 during the nine months ended September 30, 2013. The Company has not included the impact of this capital markets activity as a non-routine adjustment for Core FFO.

(2) Amounts include the Company’s proportionate share of gains and losses from dispositions including the Company’s promoted interests, costs associated with the extinguishment of debt, and acquisition costs including certain costs incurred related to the Archstone acquisition.

(3) Represents write-offs expensed by the Company during the quarter and year to date periods for development rights and a retail tenant individually in excess of $1,000.

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected Net Income from projected operating performance.  The Company also anticipates recognizing certain non-routine items in the fourth quarter and full year 2014. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the fourth quarter and full year of 2014 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Core FFO per share is as follows:

	Low Range	High Range

Projected EPS (diluted) - Q4 2014	$1.05	$1.11
Projected depreciation (real estate related)	0.83	0.89
Projected gain on sale of operating communities	(0.14)	(0.20)
Projected FFO per share (diluted) - Q4 2014	1.74	1.80

Non-routine items	(0.01)	(0.01)
Projected Core FFO per share (diluted) - Q4 2014	$1.73	$1.79

Projected EPS (diluted) - Full Year 2014	$5.19	$5.25
Projected depreciation (real estate related)	3.39	3.45
Projected gain on sale of operating communities	(1.35)	(1.41)
Projected FFO per share (diluted) - Full Year 2014	7.23	7.29

Gain on promoted interest from sale of CVP I, LLC	(0.44)	(0.44)
Non-routine items	(0.01)	(0.01)
Projected Core FFO per share (diluted) - Full Year 2014	$6.78	$6.84

 NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets, gain on sale of discontinued operations, income from discontinued operations and NOI from real estate assets held for sale or that have been sold. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs.  This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q3	Q3	Q2	Q1	Q4	YTD	YTD
	2014 (1)	2013 (1)	2014 (1)	2014 (1)	2013 (1)	2014 (2)	2013 (2)
Net income (loss)	$241,001	$(10,885)	$172,197	$141,599	$252,089	$554,801	$100,681
Indirect operating expenses, net of corporate income	13,173	10,780	12,343	10,818	10,881	36,333	30,673
Investments and investment management expense	1,079	1,043	1,137	979	836	3,195	3,154
Expensed acquisition, development and other pursuit costs	406	2,176	2,017	715	(991)	3,139	46,041
Interest expense, net	46,376	43,945	43,722	42,533	44,630	132,631	127,772
Loss on extinguishment of debt, net	—	—	412	—	14,921	412	—
Loss on interest rate contract	—	53,484	—	—	—	—	51,000
General and administrative expense	11,290	9,878	10,220	9,236	8,312	30,745	31,262
Joint venture (income) loss	(130,592)	(3,260)	(7,710)	(5,223)	(5,090)	(143,527)	16,244
Depreciation expense	111,836	159,873	110,395	106,367	104,807	328,598	455,410
Gain on sale of real estate assets	—	—	(60,945)	—	—	(60,945)	(240)
Gain on sale of discontinued operations	—	—	—	(37,869)	(160,058)	(37,869)	(118,173)
Income from discontinued operations	—	(5,063)	—	(310)	(3,824)	(310)	(12,890)
NOI from real estate assets sold or held for sale, not classified as discontinued operations	(1,216)	(3,535)	(3,417)	(3,739)	(3,707)	(8,373)	(9,587)
NOI	$293,353	$258,436	$280,371	$265,106	$262,806	$838,830	$721,347

Established:
New England	$31,858	$30,456	$30,759	$29,416	$30,931	$89,693	$89,054
Metro NY/NJ	67,255	64,746	66,054	63,989	65,466	165,867	162,022
Mid-Atlantic	32,284	33,021	32,531	32,800	33,515	51,947	53,702
Pacific NW	11,668	10,670	11,554	11,200	10,671	28,104	26,442
No. California	48,805	43,508	47,498	45,000	42,654	99,030	91,851
So. California	41,655	38,996	41,607	39,659	38,969	71,054	67,999
Total Established	233,525	221,397	230,003	222,064	222,206	505,695	491,070
Other Stabilized - AvalonBay	31,838	23,652	31,202	28,980	27,632	75,189	52,840
Other Stabilized - Archstone	N/A	N/A	N/A	N/A	N/A	179,896	135,276
Development/Redevelopment	27,990	13,387	19,166	14,062	12,968	78,050	42,161
NOI	$293,353	$258,436	$280,371	$265,106	$262,806	$838,830	$721,347

(1) Results based upon reportable operating segments as determined as of April 1, 2014.
(2) Results based upon reportable operating segments as determined as of January 1, 2014.

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2013 through December 31, 2013 or classified as held for sale at December 31, 2013) or assets sold or classified as held for sale (i.e., assets sold or classified as held for sale at September 30, 2014 that are not otherwise classified as discontinued operations).  A reconciliation of NOI from communities sold, classified as discontinued operations or classified as held for sale, to Net Income for these communities is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2014	2013	2014	2013

Income from discontinued operations	$—	$5,063	$310	$12,890
Depreciation expense	—	2,535	—	13,154

NOI from discontinued operations	$—	$7,598	$310	$26,044

Revenue from real estate assets sold or held for sale, not classified as discontinued operations	$2,238	$5,871	$13,809	$15,659
Operating expenses real estate assets sold or held for sale, not classified as discontinued operations	(1,022)	(2,336)	(5,436)	(6,072)

NOI from real estate assets sold or held for sale, not classified as discontinued operations	$1,216	$3,535	$8,373	$9,587

Projected NOI, as used within this release for certain development communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses.  For development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs.  Projected gross potential for development communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

	Q3	Q3	Q2-Q3	Q2-Q3	YTD	YTD
	2014 (1)	2013 (1)	2014 (1)	2013 (1)	2014 (2)	2013 (2)

Rental revenue (GAAP basis)	$335,964	$324,053	$665,793	$644,005	$726,055	$699,909
Concessions amortized	743	1,373	1,889	2,440	1,116	1,150
Concessions granted	(297)	(1,465)	(1,185)	(2,448)	(914)	(528)

Rental Revenue with Concessions
on a Cash Basis	$336,410	$323,961	$666,497	$643,997	$726,257	$700,531

% change -- GAAP revenue		3.7%		3.4%		3.7%

% change -- cash revenue		3.8%		3.5%		3.7%

(1) Results based upon reportable operating segments as determined as of April 1, 2014.
(2) Results based upon reportable operating segments as determined as of January 1, 2014.

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended September 30, 2014 as well as prior years’ activities is presented elsewhere in the full earnings release.

Net Debt-to-EBITDA is calculated by the Company as total debt that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized third quarter 2014 EBITDA, excluding joint venture income or loss.

Total debt principal (1)	$6,153,118
Cash and cash in escrow	(535,692)
Net debt	$5,617,426

Net income attributable to common stockholders	$241,100
Interest expense, net	46,376
Depreciation expense	111,836
EBITDA before impact of planned and actual disposition activity	$399,312

NOI from discontinued operations and real estate assets sold or held for sale, not classified as discontinued operations	1,216
Gain on sale of communities	—
EBITDA	$398,096

Joint venture income	(130,592)
EBITDA, as adjusted	$267,504

EBITDA, as adjusted, annualized	$1,070,016

Net Debt-to-EBITDA	5.2 times

(1) Balance at September 30, 2014 excludes $4,701 of debt discount as reflected in unsecured notes, net, and $93,351 of debt premium as reflected in notes payable, on the Condensed Consolidated Balance Sheets. The debt premium is primarily related to above market interest rates on debt assumed in connection with the Archstone acquisition.

Interest Coverage is calculated by the Company as EBITDA, excluding joint venture income or loss, divided by the sum of interest expense, net, and preferred dividends.  Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies.  EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of EBITDA, as adjusted, and a calculation of Interest Coverage for the third quarter of 2014 are as follows (dollars in thousands):

Net income attributable to common stockholders	$241,100
Interest expense, net	46,376
Depreciation expense	111,836
EBITDA before impact of planned and actual disposition activity	$399,312

NOI from discontinued operations and real estate assets sold or held for sale, not classified as discontinued operations	1,216
Gain on sale of communities	—
EBITDA	$398,096

Joint venture income	(130,592)
EBITDA, as adjusted	$267,504

Interest expense, net	$46,376

Interest Coverage	5.8 times

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective development or redevelopment community, or development right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP.  For redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items.  For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%.  The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.  The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the nine months ended September 30, 2014 is as follows (dollars in thousands):

Year To Date
NOI (1)
NOI for Established Communities	$505,695
NOI for Other Stabilized Communities - AvalonBay	75,189
NOI for Other Stabilized Communities - Archstone	179,896
NOI for Development/Redevelopment Communities	78,050
NOI for discontinued operations	310
NOI from real estate assets sold or held for sale, not classified as discontinued operations	8,373
Total NOI generated by real estate assets	847,513
NOI on encumbered assets	260,612
NOI on unencumbered assets	$586,901

Unencumbered NOI	69%

(1) Results based upon reportable operating segments as determined as of January 1, 2014.

Debt-to-Total Market Capitalization is a measure of leverage that is calculated by expressing, as a percentage, debt divided by Total Market Capitalization, which is defined as the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock) and the outstanding principal balance of debt.  Management believes that this measure of leverage can be one useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common stock trades. Because this measure of leverage changes with fluctuations in the Company’s stock price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable. Investors should also note that the net realizable value of the Company’s assets in liquidation is not easily determinable and may differ substantially from the Company’s Total Market Capitalization.

Projected Stabilized Yield (also expressed as “weighted average initial stabilized yield” or words of similar meaning) means Projected NOI as a percentage of Total Capital Cost.

Initial Cost of Capital means (i) with respect to debt proceeds, the fixed rate of interest on the debt or, for floating rate debt, the initial interest rate at debt incurrence, (ii) with respect to the net proceeds from the sale of a community, the Initial Year Market Cap Rate reflected by the sales price, and (iii) with respect to the proceeds from the sale of common stock, 12 months forward projected per share FFO at the time of issuance, after adjustment for non-routine items, expressed as a percentage of the net proceeds per share of common stock sold.

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations as of the beginning of the respective prior year period.  Therefore, for year to date 2014 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2013 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.  Established Communities as of January 1, 2014 do not include communities acquired as part of the Archstone acquisition.

Established Communities Effective April 1, 2014 includes communities that were owned and had Stabilized Operations as of April 1, 2013, and therefore includes communities acquired as part of the Archstone acquisition that had Stabilized Operations as of April 1, 2013, as well as certain other communities which the Company developed, redeveloped or acquired that had Stabilized Operations as of April 1, 2013.

Other Stabilized Communities (includes Other Stabilized Communities - AvalonBay and Other Stabilized Communities - Archstone) as of January 1, 2014 are completed consolidated communities that the Company owns, which did not have stabilized operations as of January 1, 2013, but have stabilized occupancy as of January 1, 2014. Other Stabilized Communities as of January 1, 2014 do not include communities that are planning to conduct substantial redevelopment activities or that are under contract to be sold. Beginning in the quarter ended March 31, 2013, Other Stabilized Communities includes the stabilized operating communities acquired as part of the Archstone acquisition. Beginning in the quarter ended June 30, 2014, most of the stabilized operating communities acquired as part of the Archstone acquisition were included in the Established Communities Effective April 1, 2014 portfolio.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at market rents. Vacancy loss is determined by valuing vacant units at current market rents.  By measuring vacant apartments at their market rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.